LEVY & BOONSHOFT, P. C.
ATTORNEYS AT LAW
477 MADISON AVENUE
NEW YORK, NEW YORK 10022

(212) 751-1414
FACSIMILE (212) 751-6943

December 27, 2006

DJ Connection Tulsa, Inc.
8900 south Lynn Lane Road
Broken Arrow, Oklahoma 74012

Re: DJ Connection Tulsa, Inc.

To Whom It May Concern:

We have acted as counsel to DJ Connection Tulsa, Inc., an Oklahoma corporation (the "Corporation"), in connection with the Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of 2,230,000 shares of the Corporation's common stock, $0.01 par value (the "Common Stock").

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the Segal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents and instruments:

(a)    The Articles of Incorporation of the Corporation, filed with the Secretary of State of the State of Oklahoma on June 26, 2002 and certified to us by an officer of the Corporation as being complete and in full force and effect as of the date of this opinion.

(b)    The By-laws of the Corporation, certified to us by an officer of the Corporation as being complete and in full force and effect as of the date of this opinion.

(c)    A Certificate of Good Standing relating to the Corporation issued by the Secretary of State of the State of Oklahoma as of December 21, 2006.

(d)    A Certificate of an officer of the Corporation (i) attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors and Stockholders of the Corporation relating to the issuance of the

LEVY & BOONSHOFT, P. C.

DJ Connection Tulsa, Inc.
December 27, 2006

Common Stock, (ii) verifying that the Articles of Incorporation of the Corporation are complete and in full force and effect as of the date of this opinion, (iii) certifying as to certain factual matters including warranties and representations, and (iv) certifying as to the number of shares of Common Stock of the Corporation outstanding as of December 21, 2006; and

(e)    The Registration Statement.

This opinion is limited to the Federal Law of the United States of America and the General Corporation Law of the State of Oklahoma including statutory provisions as well as applicable provisions of the Oklahoma Constitution and reported judicial decisions interpreting these laws. We disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion and assuming that all applicable federal and state securities laws are complied with, it is our opinion that, the Common Stock is duly authorized and validly issued, and fully paid and non- assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption "Interest of Named Experts and Counsel" in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Levy& Boonshoft, P.C.
Levy& Boonshoft, P.C.